*090204*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

| Filed in the office of | Document Number |
| --- | --- |
| Barbara K. Cegavske | 20180009404-58 |
| Barbara K. Cegavske Secretary of State State of Nevada | Filing Date and Time 01/08/2018 10:08 AM |
| | Entity Number E0611172012-6 |

**USE BLACK INK ONLY - DO NOT HIGHLIGHT** **ABOVE SPACE IS FOR OFFICE USE ONLY**

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Bemax Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3: Authorized Stock with par value of $0.0001 has been amended to one billion eight hundred million (1,800,000,000)shares consisting of two classes to be designated, respectively, "Common Stock and 'Preferred Stock". The total number of shares of Common Stock that the Corporation shall have authority to issue is one billion seven million (1,700,000,000) shares. The total number of Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or tittle, prior to the issuance of any shares thereof. The voting powers, designations, limitations, restrictions, relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

**Signature of Officer**

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

*150103*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | 20180009405-69 |
| Barbara K. Cegavske | Filing Date and Time |
| Secretary of State | 01/08/2018 10:08 AM |
| State of Nevada | Entity Number |
| | E0611172012-6 |

# Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Bemax Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

40,000,000 shares of Series C Preferred Stock with par value of $0.0001. Each share of Series C Preferred Stock shall have 40 votes on all matters brought before a meeting of shareholders, and the Series C Stock will vote alongside the Common Stock and not vote as separate class. Each share of Series C Preferred Stock shall be convertible into 1 shares of Common Stock at any time, from time to time, beginning on the first day following the first anniversary of issuance. In the event that Board of Directors declares a dividend on the Common Stock, the holders of the Series C Preferred Stock will be entitled to receive an equivalent dividend as if the Series C Preferred Stock had been converted into Common Stock prior to the declaration of such dividend. In the event the Common Stock is split(on a forward or reverse basis) after the date this Certificate is filed with, and approved by, the Secretary of State of Nevada, then the voting and conversion rights of the Series C Preferred Stock shall be adjusted to reflect such stock split. The shares of Series C Preferred Stock have no liquidation rights.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

**Signature of Officer**

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*